Exhibit 5.1

2200 Ross Avenue, Suite 2800 • Dallas, Texas 75201-2784

October 18, 2012

GreenHunter Energy, Inc.

1048 Texan Trail

Grapevine, Texas 76051

Re:             GreenHunter Energy, Inc. – Registration Statement on Form S-3

Ladies and Gentlemen:

At your request, we have examined (i) Amendment No. 3 to the Registration Statement on Form S-3 (No. 333-183292) (the “Registration Statement”) of GreenHunter Energy, Inc., a Delaware corporation (the “Company”), filed pursuant to the Securities Act of 1933, as amended (the “Securities Act”), with the Securities and Exchange Commission (the “SEC”) on October 18, 2012, (ii) the related base prospectus (the “Base Prospectus”), which forms a part of and is included in the Registration Statement, and (iii) the related sales agreement prospectus (the “ATM Prospectus” and, together with the Base Prospectus, the “Prospectus”), which forms a part of and is included in the Registration Statement, in connection with the registration under the Securities Act of $100 million in undesignated securities covered by the Base Prospectus and the offer and sale to the public through MLV & Co. LLC (the “Sales Manager”), acting as sales manager, under the ATM Prospectus of an aggregate of up to 512,485 shares (such shares, the “Shares”) of the Company’s 10% Series C Cumulative Preferred Stock, par value $0.001 per share and liquidation preference of $25.00 per share (the “Series C Preferred Stock”), which are convertible into up to 5,187,096 shares (the “Conversion Shares”) of the Company’s common stock, par value $0.001 per share, upon the occurrence of certain events. The Shares will be issued and sold from time to time in at the market transactions pursuant to a sales agreement to be entered into between the Company and the Sales Manager and the Amended and Restated Certificate of Designations, Rights, Number of Shares and Preferences with respect to the Series C Preferred Stock, adopted by the Company’s Board of Directors on April 24, 2012 and filed with the Secretary of State of the State of Delaware on April 24, 2012 (the “Certificate of Designations”), as corrected by the Certificate of Correction filed with the Secretary of State of the State of Delaware on July 25, 2012 (the “Certificate of Correction”).

In connection with this opinion, we have made such investigations of law as we have deemed appropriate and we have examined the Registration Statement, the Prospectus, and originals, or copies certified or otherwise identified to our satisfaction, of the Certificate of Incorporation, as amended, of the Company, the Certificate of Designations, the Certificate of Correction, the Bylaws of the Company, and such other documents, certificates, records and other instruments as we have deemed appropriate for purposes of the opinion set forth herein.

AUSTIN — BEIJING — DALLAS — DENVER — DUBAI — HONG KONG — HOUSTON — LONDON — LOS ANGELES

MINNEAPOLIS — MUNICH — NEW YORK — RIYADH — SAN ANTONIO — ST. LOUIS — WASHINGTON DC

www.fulbright.com

GreenHunter Energy, Inc.

October 18, 2012

We have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of the documents submitted to us as originals, the conformity with the originals of all documents submitted to us as certified, facsimile or photostatic copies and the authenticity of the originals of all documents submitted to us as copies. As to all questions of fact material to this opinion that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of the Company.

Based upon the foregoing, and having due regard for such legal considerations as we deem relevant, we are of the opinion that the Shares have been duly authorized for issuance and, upon the payment for and delivery of the Shares in accordance with the Registration Statement, the Prospectus, the Certificate of Designations and the Certificate of Correction, such Shares will be validly issued, fully paid and nonassessable, and upon the valid conversion of the Shares in accordance with the Registration Statement, the Prospectus, the Certificate of Designations and the Certificate of Correction, the Conversion Shares will be duly authorized, validly issued, fully paid and nonassessable. We do not by this letter express any other opinion with respect to the Shares, the Conversion Shares, or any other matter.

The opinions expressed herein are limited to the applicable provisions of the Delaware Constitution, the Delaware General Corporation Law, and the rules and regulations and reported judicial and regulatory determinations thereunder and we express no opinion with respect to the laws of any other state or jurisdiction. We expressly disclaim any obligation to advise you of any change in law or subsequent legal or factual developments that might affect any matter or opinion set forth herein.

We hereby consent to the use of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to us under the caption “Legal Matters” in the prospectus included in the Registration Statement. In giving such consent, we do not hereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Securities Act or the rules or regulations of the SEC thereunder.

Respectfully submitted,

/s/ Fulbright & Jaworski L.L.P.
FULBRIGHT & JAWORSKI L.L.P.